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                                                                    EXHIBIT 99.1


SALTON ANNOUNCES RESIGNATION OF DAVID M. MULDER

LAKE FOREST, Ill.--December 5, 2005--Salton, Inc. (NYSE:SFP) announced today that David M. Mulder has resigned his position as Executive Vice President, Chief Administrative Officer and Senior Financial Officer of the Company to pursue other interests.

Mr. Leonhard Dreimann, Chief Executive Officer, commented: "On behalf of Salton, we would like to express our thanks to Dave Mulder for his efforts on behalf of the Company. These efforts have included building our financial organization and assisting the Company through its recent restructuring activities. We wish David the best of luck in his future endeavors."

The Company also announced that William M. Lutz, the Company's current Vice President-Finance has been promoted to Chief Financial Officer.

"Bill Lutz is a highly qualified accounting executive who has managed our day-to-day accounting functions for several years. Mr. Lutz will assume the accounting and finance responsibilities of Mr. Mulder's position. Mr. William B. Rue, the Company's President and Chief Operating Officer, will assume the remaining responsibilities of Mr. Mulder's position," stated Mr. Dreimann.

ABOUT SALTON, INC.

Salton, Inc. is a leading designer, marketer and distributor of branded, high-quality small appliances, electronics, home decor and personal care products. Its product mix includes a broad range of small kitchen and home appliances, electronics for the home, tabletop products, time products, lighting products, picture frames and personal care and wellness products. The company sells its products under a portfolio of well recognized brand names such as Salton(R), George Foreman(R), Westinghouse (TM), Toastmaster(R), Melitta(R), Russell Hobbs(R), Farberware(R), Ingraham(R) and Stiffel(R). It believes its strong market position results from its well-Known brand names, high-quality and innovative products, strong relationships with its customer base and its focused outsourcing strategy.